UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported): September 16, 2013

DALECO RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Nevada	0-12214	23-2860734
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 17 Wilmont Mews, 5th Floor, West Chester, Pennsylvania 19382

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  610-429-0181

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events

On September 16, 2013, the Registrant’s wholly-owned subsidiary, Westlands Resources Corporation (“WRC”), received an enforcement action from the Texas Railroad Commission (“RRC”). Due to the enforcement action, the renewal of WRC’s operator's permit was suspended until such action is resolved. Certain of WRC’s operated wells continue to pump and oil is stored oil in production tanks. Certain of WRC’s operated wells are not producing as the respective production tanks have reached their capacity limitations. WRC is not permitted to sell oil until its operator’s permit is renewed. As such, the Company's consolidated revenues for the first quarter of 2014 will be significantly lower than the first quarter of 2013. Depending on the timing of the resolution of the renewal of such permit, the Company's consolidated revenues for the second quarter of 2014 may also be higher or lower than the second quarter of 2013. Management of the company anticipates the renewal of the operator’s permit to be completed during the second quarter of 2014; however there can be no assurances as to when the renewal of WRC’s operator’s permit will be approved by the RRC and when the sales of oil from WRC’s operated properties will resume. WRC’s operated properties in Texas produced 362 net barrels of oil but WRC had no oil sales from such properties. During the first quarter of 2013, WRC’s operated properties in Texas produced 493 net barrels of oil, WRC sold 574 net barrels of oil from such properties and WRC recognized oil revenue of $53,094 from such properties.

Item 9.01(d) Exhibits

No exhibits are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2014	DALECO RESOURCES CORPORATION

By: /s/ MICHAEL D. PARRISH Name: Michael D. Parrish Title: Chief Executive Officer

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